Exhibit (a)(1)(G)
Subject: Willis Group Holdings Limited — Offer to Purchase Eligible Stock Options (Election Confirmation)
Dear <forename>,
This email is to confirm that we have received your election in respect of Willis Group Holdings Limited’s Offer to Purchase Eligible Stock Options.
Please note that you have until 5 p.m. New York Time (Eastern Daylight Time) on August 6, 2009 (unless extended by the Company) to amend and re-submit your election through the online portal at www.willisoptionexchange.com, should you wish to do so. Please refer to the Offer to Purchase (found on the online portal) for more information regarding the change of election.
Should you have any questions regarding your election, please contact Global Shares by email at willis@globalshares.com or by telephone using any of the following numbers:

Europe:	+353 23 88 33 062	9am – 5pm (British Summer Time)
North America/Latin America:	+1 (347) 853-7332	9am – 5pm (Eastern Daylight Time)
North America/Latin America:	+1 (650) 206-2629	9am – 5pm (Pacific Daylight Time)
Asia Pacific:	+86 21 6279 7208	9am – 5pm (China Standard Time)
Kindest Regards
Global Shares